Exhibit 10.3

UNIVERSAL AMENDMENT TO PIPE WARRANTS

This Universal Amendment to PIPE Warrants (this “Amendment”) is made as of November 5, 2025, by NextPlat Corp, a Nevada corporation (the “Company”).

RECITALS

WHEREAS, the Company issued certain Common Stock Purchase Warrants (each, a “Warrant” and collectively, the “Warrants”) to investors (the “Holders”) pursuant to that certain Securities Purchase Agreement, dated as of December 8, 2022, by and among the Company and the purchasers identified therein (the “Securities Purchase Agreement”);

WHEREAS, each Warrant was initially issued on or about December 14, 2022 (the “Initial Issuance Date”) and provides that the Warrant is exercisable until the third anniversary of the Initial Issuance Date (i.e., December 14, 2025);

WHEREAS, the Company desires to extend the Exercise Period (as defined in the Warrants) for an additional twenty-four (24) months such that the Warrants will now expire on December 14, 2027;

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company hereby amends each Warrant as follows:

1.

Amendment to Exercise Period. Effective as of the date hereof, each Warrant is hereby amended such that the reference to “December 14, 2025” or “the third anniversary of the Initial Issuance Date” shall be replaced with “December 14, 2027” or “the fifth anniversary of the Initial Issuance Date”, as applicable. The Warrants shall remain exercisable through and including December 14, 2027.

2.

Release. Each Holder hereby releases, waives, and forever relinquishes all claims, demands, obligations, liabilities and causes of action of whatever kind or nature, whether known or unknown, which any of them have, may have, or might assert at the time of execution of this Amendment against the Company and/or its parents, affiliates, participants, officers, directors, employees, agents, attorneys, accountants, consultants, successors and assigns, directly or indirectly, which occurred, existed, was taken, permitted or begun prior to the execution of this Amendment, arising out of, based upon, or in any manner connected with any transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, with respect to the Securities Purchase Agreement, the Registration Rights Agreement, the Warrants, any other Transaction Document and/or the administration thereof or the obligations created thereby.

3.	No Other Amendments. Except as expressly set forth herein, all terms and conditions of each Warrant shall remain in full force and effect without modification.

4.

Miscellaneous. This Amendment shall be governed by and construed in accordance with the laws governing the relevant Warrants and the Securities Purchase Agreement. This Amendment may be executed in counterparts and by electronic delivery, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Remainder of Page Intentionally Blank. Signature Page Follows.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first above written.

NEXTPLAT CORP

By: ______________________________

Name: David Phipps
Title: Chief Executive Officer

Acknowledged and agreed:

By: ______________________________

Name:
Title: